Exhibit 99.1



                                    CONTACT:
                              Antone F. Moreira
                              Vice President, Treasurer and
                              Chief Financial Officer
                              (201) 902-9600


          SYMS CORP REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR

Secaucus, New Jersey, April 22, 2004 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for their fourth quarter and fiscal year ended February 28, 2004.

The Company's net profit for the thirteen weeks ended February 28, 2004 was $0.05 per share ($0.7 million) versus a net loss of $0.28 per share ($4.3 million) for the thirteen weeks ended March 1, 2003. The Company had a net loss for the fifty two weeks ended February 28, 2004 of $0.31 per share ($4.7 million) compared to a loss of $0.58 per share ($9.0 million) for the fifty-two weeks ended March 1, 2003. The results for the fiscal year ended March 1, 2003 reflect charges resulting from the previously announced closing of our downtown Chicago store amounting to approximately $8,000,000 for the write off of capital assets and other liabilities. The Company reached a settlement of the lease obligations with the landlord of the Chicago store in January 2004 resulting in an additional $500,000 in closing costs which were charged to the fourth quarter of fiscal 2003 which ended on February 28, 2004.

Net sales for the thirteen weeks ended February 28, 2004 was $75.2 million compared to $75.2 million for the thirteen weeks ended March 1, 2003. Net sales for the fifty-two weeks ended February 28, 2004 were $275.2 million versus $281.5 million for the fifty-two week period last year, a decrease of 2.2%. Same store sales were down for the year 0.8% and up 0.2% for the quarter.

Marcy Syms, CEO, stated, "we are pleased to report a profit for the fourth quarter this year compared to a loss for the same period last year. Our continued focus on controlling inventory and expenses has helped achieve this improvement."

Syms Corp currently operates a chain of forty "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described therein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.


                          (Financial Tables to Follow)

                                    SYMS CORP
                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                        Thirteen      Thirteen       Fifty-Two       Fifty-Two
                          Weeks         Weeks          Weeks           Weeks
                          Ended         Ended          Ended           Ended
                        2/28/04       3/01/03        2/28/04         3/01/03
                        --------      --------      -----------     -----------

Net Sales               $75,238       $75,226        $275,219        $281,505

Gross Margin             28,346        26,243         107,751         108,468

Operating Expenses       26,750        29,724         113,027         115,734

Other Income               (109)         (110)           (368)         (1,298)

Special Charge              500         4,000             500           8,000

Net Income After Taxes  $   720       $(4,326)        ($4,688)        ($9,035)
                        ========      ========       =========       =========
Net Income Per Share -
Basic                   $  0.05       $ (0.28)        $  (0.31)       $  (0.58)
                        ========      ========       =========       =========

Weighted Average
Shares Outstanding       15,285        15,661          15,285          15,661
                        ========      ========       =========       =========

Net Income Per Share -
Diluted                 $  0.05       $ (0.28)        $  (0.31)       $  (0.58)
                        ========      ========       =========       =========

Weighted Average
Shares Outstanding -
Diluted                  15,857        15,661          15,285          15,661
                        ========      ========       =========       =========

                                    SYMS CORP
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                    FEB                       FEB
                                    2004                      2003
                                    ----                      ----

Assets:

Current Assets
   Cash                            21,386                    19,197
   Inventory                       69,226                    78,151
   Other Current Assets             9,800                    10,423
                                  -------                   -------
   Total Current Assets           100,412                   107,771

Property & Equipment              128,252                   135,460

Other Assets - Net                 25,074                    19,242
                                  -------                   -------
Total Assets                      253,738                   262,473
                                  =======                   =======

Liabilities & Capital:

   Accounts Payable                16,154                    12,639
   Accrued Expenses                 8,045                     9,970
   Other Current Liabilities        4,503                     7,820
                                  -------                   -------
   Total Current Liabilities       28,702                    30,429

Other Long Term Debt                1,862                     1,891

Shareholders' Equity              223,174                   230,153
                                  -------                   -------
Total Liabilities & Capital       253,738                   262,473
                                  =======                   =======